AMENDMENT TO BY-LAWS

                          GLOBAL SMALL CAP FUND INC.

             CERTIFICATE OF VICE PRESIDENT AND ASSISTANT SECRETARY

     I, Joan L. Cohen, Vice President and Assistant Secretary of Global Small Cap Fund Inc. ("Fund"), hereby certify that, at a duly convened meeting of the Board of Directors of the Fund held on September 28, 1994, the Directors adopted the following resolution:

          RESOLVED, that the following language replace the second sentence and revise the first sentence of Article III, Section 6 of the Fund's by-laws:

          "The right to vote by proxy shall exist only if the proxy is authorized to act by (1) a written instrument dated not more than eleven months prior to the meeting and executed either by the stockholder or by his or her duly authorized attorney in fact (who may be so authorized by a writing or by any non-written means permitted by the laws of the State of Maryland) of (2) such electronic, telephonic, computerized or other alternative means as may be approved by a resolution adopted by the Directors."

Dated: September 19, 1995
                                       By:           /s/ Joan L. Cohen
                                          --------------------------------------
                                          Joan L. Cohen
                                          Vice President and Assistant Secretary
                                          Global Small Cap Fund Inc.

New York, New York (ss)

     Subscribed and sworn before me this 19th day of September, 1995.

      /s/ Jennifer Farrell
    ------------------------
         Notary Public

        JENNIFER FARRELL
Notary Public, State of New York
        No. 01FA5026553
  Qualified in New York County
Commission Expires April 18, 1996